Exhibit 2.34

NEW SHAREHOLDERS’ AGREEMENT

This NEW SHAREHOLDERS’ AGREEMENT (the “Agreement”) is made and entered into as of December 18, 2014 by and among BRC, a corporation (société à responsabilité limitée) duly incorporated and validly existing under the laws of Luxembourg, having its registered office at 3 Boulevard Royal, L-2449, Luxembourg (“BRC”), Eugénie Patri Sébastien SA or EPS SA, a corporation (société anonyme) duly incorporated and validly existing under the laws of Luxembourg, having its registered office at Route de Longwy, 488, L-1940, Luxembourg (“EPS”), EPS Participations s.a.r.l., a corporation (société à responsabilité limitée) duly incorporated and validly existing under the laws of Luxembourg, having its registered office at Route de Longwy, 488, L-1940, Luxembourg (“EPS Participations”), Rayvax Société d’Investissements SA, a corporation (société anonyme) duly incorporated and validly existing under the laws of Belgium, having its registered office at 19, square Vergote, 1200 Brussels, Belgium (“Rayvax”) and the Stichting Anheuser-Busch InBev, a foundation (stichting) duly incorporated and validly existing under the laws of the Netherlands, having its legal seat in Rotterdam and its registered office at De Boelelaan 7, 1083 HK Amsterdam, the Netherlands (formerly, Stichting InBev and Stichting Administratiekantoor Interbrew) (the “AK”), and each of the AK, BRC, EPS, EPS Participations and Rayvax, a “Party” and collectively, the “Parties”;

WHEREAS, BRC and EPS exercise joint equal control, as defined in Belgian corporate law, over Anheuser-Busch InBev SA/NV, a corporation (société anonyme/naamloze vennootschap) (formerly, InBev and Interbrew), organized under the laws of Belgium (the “Company”) and over the AK, and wish to provide for certain rights and restrictions relating to the governance and voting with respect to the AK and the Company and to the Transfer and Pledge of Certificates and Shares (all terms as defined hereunder);

WHEREAS, EPS and BRC agree, without making any commitment, that it is desirable that the AK (together with EPS, BRC, Rayvax and the other concert parties who jointly file the yearly notification provided under article 74§8 of the Belgian Takeover Law of 1 April 2007) maintains ownership over the next years of more than 50% of the outstanding Shares;

WHEREAS, each Party is entitled at any time to submit to the other Parties a proposal relating to (i) the admission of a new industrial or financial partner as a shareholder of the Company and/or (ii) a modification to the commitments made pursuant to Sections 5.01 and 5.02 hereof and/or (iii) a modification to the composition of the Company Board, and in the event of any such proposal, the Parties are prepared to discuss it in good faith, it being understood that any decision relating thereto shall be taken by each Party hereto in its sole and absolute discretion and, if applicable, by the AK Board in accordance with the relevant provisions of the By-Laws and the Conditions of Administration.

WHEREAS, the Parties desire by the execution of this Agreement to amend, restate and replace in their entirety the Amended and Restated Shareholders’ Agreement dated September 9, 2009 and the Amended and Restated Agreement dated August 1, 2012.

PART I - PURPOSE AND DEFINITIONS

ARTICLE I – GENERAL

SECTION 1.01. Purpose of this Agreement.

The purpose of this Agreement combined with the principal objective of the AK and of the Conditions of Administration is to provide a means by which EPS and BRC exercise joint equal control, as defined under Belgian corporate law, on the AK and the Company.

Each Holder irrevocably agrees not to take directly or indirectly any action, or omit to take any action, if such action or omission would adversely affect EPS and BRC’s joint equal control on the AK and the Company, except to the extent that such action or omission is expressly permitted or contemplated by the Agreement or the Conditions of Administration.

The issuing of Certificates by the AK is regarded by the Company as being in its corporate interest.

SECTION 1.02. General Undertakings.

(a) Save as provided in the following paragraph, each Holder agrees to hold at all times, together with the Holders of its Class, a number of non-Pledged Certificates representing a number of non-Pledged Shares at least equal to the Minimum Number.

(b) Any proposed Transfer or Pledge of Certificates or Pledge of certificated Shares which would result in a Class of Holders holding less than the Minimum Number will require a prior specific waiver thereof by the AK with a supermajority approval of eighty-five percent (85%) of all AK Board members.

(c) Any certification of Shares after the signing of this Agreement shall require the prior supermajority approval of eighty-five per cent (85%) of all AK Board members, except in the event provided in Section 7.01(a)(ii).

(d) The admission of any new industrial or financial partner as a shareholder of the Company and the subsequent participation of this potential new shareholder of the Company in the AK through the certification of the Shares that it would acquire, shall both require the prior supermajority approval of eighty-five per cent (85%) of all AK Board members.

ARTICLE II - DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings set forth hereafter:

“Affiliate” or “Affiliated” means

(a) with respect to any Person other than an individual, another Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person; and

(b) with respect to any Person who is an individual, (i) upon the death of such individual, such individual’s executors, administrators or testamentary trustees, (ii) such individual’s spouse or legal cohabitant, as defined in Articles 1475 and following of the Belgian Civil Code or any other equivalent legal provision in any other jurisdiction, parents, siblings or descendants or such parents’ siblings’ or descendants’ spouses, (iii) a trust or similar arrangement the beneficiaries of which include only such individual and/or any of the relatives of such individual specified in sub-clause (b)(ii), (iv) a charitable foundation, charitable trust or similar charitable entity established by such individual and administered by such individual and/or relatives of such individual specified in sub-clause (b)(ii), and (v) any legal person which is Controlled by such individual and/or by one or several Person(s) specified in this sub-clause (b)(ii) and (iii) or which is under common Control by such individual and/or one or several other Person(s) being either Founder(s) or one or several other Person(s) referred to in these sub-clauses (a) or (b).

“AK Board” means the board of directors of the AK.

“AmBev” means Companhia de Bebidas das Américas – AmBev, a corporation duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with head offices at Rua Dr Renato Paes de Barros 1017, 4th Floor, 04530-001, São Paulo (SP), enrolled in the taxpayers’ registry under number 02.808.708/0001-07 and AmBev S.A., a corporation duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with head offices at Rua Dr Renato Paes de Barros 1017, 4th Floor, 04530-001, São Paulo (SP), enrolled in the taxpayers’ registry under number 07.526.557/0001-00.

“Board” means the AK Board and/or the Company Board.

“Buy/Sell Offer” has the meaning referred to under Section 4.02(b).

“By-Laws” means the by-laws of the AK, as amended from time to time.

“Certificate” means any Class A Certificate or Class B Certificate.

“Class”, when used in reference to any Certificate, refers to a Class A Certificate or a Class B Certificate.

“Class A Certificate” means a certificate issued by the AK to EPS or EPS Participations or to any Permitted Successor or Permitted Transferee of EPS or EPS Participations in respect of a Share which has been Transferred to the AK for the purpose of certification by EPS, EPS Participations or by a Permitted Successor or Permitted Transferee of EPS or of EPS Participations and which is therefore indirectly owned by EPS or EPS Participations or by a Permitted Successor or Permitted Transferee of EPS or EPS Participations.

“Class A Director” means any member of the AK Board nominated by the Class A Holders.

“Class A Holder(s)” means any or all holder(s) of Class A Certificates.

“Class B Certificate” means a certificate issued by the AK to BRC or to any Permitted Successor or Permitted Transferee of BRC in respect of a Share which has been Transferred to the AK for the purpose of certification by BRC or by a Permitted Successor or Permitted Transferee of BRC and which is therefore indirectly owned by BRC or by a Permitted Successor or Permitted Transferee of BRC.

“Class B Director” means any member of the AK Board nominated by the Class B Holders.

“Class B Holder(s)” means any or all holder(s) of Class B Certificates.

“Company Board” means the board of directors of the Company.

“Conditions of Administration” means the Conditions of Administration of the AK, as amended from time to time.

“Control” over any Person other than an individual means the ability, by holding directly or indirectly at least 75,01% of the voting securities, other voting ownership or voting interests, to elect directly or indirectly at least a majority of the members of the board of directors or, in the absence thereof, of the equivalent governing body of that Person.

“Cooling Off Period” has the meaning referred to under Section 4.02.(a).

“Deadlock” means any situation as referred to in Section 4.02.(a).

“Dissenting Holder” has the meaning referred to under Section 4.02.(b).

“Event of Default” means the occurrence of an event which, subject to any grace period or cure period, gives the relevant Lender the right to enforce its Pledge in the Pledged Shares and/or in the Pledged Certificates, as the case may be, in accordance with the terms and conditions of the security documents entered into pursuant to a Financing Arrangement.

“Financing Arrangement” means any credit facility(-ies), financing arrangement(s) or other similar transaction(s) having the commercial effect of a borrowing (excluding Intercompany Debts), entered into from time to time by EPS, EPS Participations, BRC or any other Holder as well as any security, hedging, forward sale or purchase agreement, derivative or other ancillary agreement entered into within the scope or as part of or otherwise in connection with, and/or designated as a finance document (or similar) pursuant to such credit facility(-ies), financing arrangement(s) or other similar transaction(s) having the commercial effect of a borrowing, regardless of the purpose, ranking, duration, security (if any), applicable law, or any other feature of any such Financing Arrangement(s), it being understood and agreed that the aggregate principal outstanding amount from time to time under such Financing Arrangement(s) entered into by EPS, EPS Participations and the Class A Holder(s), on the one hand, and BRC and the Class B Holder(s), on the other hand may not exceed

EUR 1,500,000,000 (one point five billion euro) per Class (A or B) of Holders. As an exception, this definition does not apply to any kind of financing arrangement which is either (i) not secured or (ii) secured exclusively by a Share, share or Right referred to in Section 5.05.

“Founder” means, on the one hand, each of the founders of the Company, being the descendants of Roger de Spoelberch, Olivier de Spoelberch, Guillaume de Spoelberch, Geneviève de Pret Roose de Calesberg, Gustave de Mevius, Elisabeth de Haas Teichen, Marthe van der Straten Ponthoz and Albert Van Damme and, on the other hand, each of Jorge Paulo Lemann, Carlos Alberto da Veiga Sicupira and Marcel Herrmann Telles.

“Founders’ Affiliate” means any Person Affiliated to one or several Founder(s).

“Holder(s)” means any or all of the Class A Holder(s) and/or any or all of the Class B Holder(s).

“Intercompany Debts” means any credit facility(-ies), other financing arrangement(s) or other similar transaction(s) having the commercial effect of a borrowing, entered into from time to time between EPS, EPS Participations, BRC or any other Holder, on the one hand, and any of their Affiliates, on the other hand, as well as any security, hedging, forward sale or purchase agreement, derivative or other ancillary agreement entered into within the scope or as part of or otherwise in connection with, and/or designated as a finance document (or similar) pursuant to such credit facility(-ies), financing arrangement(s) or other similar transaction(s) having the commercial effect of a borrowing.

“Key Operational Matters” means any of the following matters:

•	the appointment upon proposal by the Company Board and the ratification of the dismissal by the Company Board of the CEO;

•	any modification of the Company’s executive remuneration and incentive compensation policy;

•	any modification of the Company’s objectives with respect to its capital structure and to the maximum level of its net debt; and

•	all other matters that under Belgian law must be approved by the shareholders, including the nomination of directors, the distribution of dividends, approval of the Company’s financial accounts, the appointment of auditors and discharge of the members of the Company Board.

“Lender” means any lender, and/or its successors or assignees, under a Financing Arrangement.

“Lien” means any mortgage, lien, pledge, security or other interest, charge, covenant, option, claim, restriction or encumbrance of any kind or nature whatsoever, other than liens arising by operation of law.

“Member” means any Person who directly or indirectly holds Certificates, Shares, or Rights in Certificates or in Shares held by BRC, EPS or EPS Participations and/or by any Holder, as the case may be.

“Minimum Interest” means with respect to each Class of Certificates a number of Certificates equal to three hundred thirty-one million five hundred thirty-seven thousand four hundred fifteen (331,537,415) Certificates representing 331,537,415 certificated Shares, it being understood and agreed that the number of Certificates referred to here above shall be appropriately adjusted to give effect to any share dividend, split-up, subdivision or combination of shares or any recapitalization, reclassification, reorganization or similar transaction involving the Company or the AK.

“Minimum Number” means, with respect to each Class of Certificates, a number of non-Pledged Shares underlying such non-Pledged Certificates (and as a result the same number of non-Pledged Certificates) that at no time falls below sixteen percent (16.0%) of the total number of the Company’s Shares on a fully diluted basis (i.e. inclusive of any warrants or other Rights that entitle the holder thereof to acquire newly issued Shares upon their exercise or conversion as the case may be).

“Offered Certificates” have the meaning referred to under Section 5.09.(b).

“Other Operational Matters” means any matters that are neither Ownership Matters nor Key Operational Matters.

“Ownership Matters” means any of the following matters:

•	any reduction in the number of outstanding Shares or of Rights on Shares by the Company;

•	any issuing of Shares or Rights on Shares by the Company (it being understood and agreed that any such issuing shall not be regarded as an Ownership Matter if it occurs within the authorized capital of the Company and provided this authorized capital does not relate to the issuing of a number of Shares higher than 3% of the number of outstanding Shares at the beginning of the period for which the authorized capital shall remain valid);

•	any decision granting authority to the Company Board to repurchase or buy-back Shares or Rights on Shares by the Company (unless such repurchase or buy-back is made in connection with stock option plans and is of a size and scope customary in the market for companies of similar size);

•	any merger or split-up of the Company;

•	any amendment or modification to the by-laws of the Company that would have a material adverse effect on the rights of BRC, EPS or EPS Participations or any other Holder;

•	any decision to request the delisting of the Company;

•	the liquidation or dissolution of the Company;

•	any decision relating to an acquisition or disposal of tangible assets in excess of 1/3rd (one third) of the Company’s consolidated assets; and

•	any decision relating to a modification of the Company’s dividend payout policy (which at the date of this Agreement constitutes a dividend representing a minimum of 25% of the Company’s consolidated profit excluding non-recurring items).

“Permitted Successor” means any successor holding company, as referred to in Sections 5.01.(a)(i) and 5.02.(a)(i).

“Permitted Transferee” means any Founders’ Affiliate, provided that the shares or Rights held directly or indirectly in such Founders’ Affiliate by Persons who are not Founders or Founders’ Affiliates shall not exceed 24.99%, as defined in the second paragraph of Sections 5.01 (b) and 5.02 (b).

“Person” means any individual, firm, corporation, partnership, limited liability company, foundation, trust, joint venture, association, unincorporated organization, governmental entity or other entity.

“Pledge” or “Pledged” means a pledge over Certificates and/or over certificated Shares (and/or over a securities account on which Certificates and/or certificated Shares are credited) granted by a Holder pursuant to a Financing Arrangement and valid under the laws governing such pledge.

“Pledged Certificates” means, with respect to any Holder, (i) Certificates which are Pledged by such Holder and/or (ii) a securities account on which Certificates are held and which is Pledged by such Holder pursuant to a Financing Arrangement; it being understood and agreed that each Pledged Certificate must correspond to a Share Pledged in accordance with Section 6.01.

“Pledging Party” has the meaning referred to under Section 6.01(a).

“Pledged Shares” means, with respect to any Holder, (i) certificated Shares which are Pledged by such Holder and/or (ii) a securities account on which Shares are held and which is Pledged by such Holder pursuant to a Financing Arrangement in accordance with Section 6.01.

“Proposing Holder” has the meaning referred to under Section 4.02.(b).

“Rights” means, with respect to any security, (i) any right, warrant, option or other security which, directly or indirectly, represents the right to purchase or acquire, or is convertible into or exercisable or exchangeable for, such security, or (ii) any voting right in such security, or (iii) any other interest in such security.

“Selling Holder(s)” has the meaning referred to under Section 5.09.

“Share(s)” means any or all securities with voting rights issued by the Company.

“Transfer” or “Transferred” or “Transferable”, as to any Certificates, Shares, shares or Rights in respect of Certificates, Shares or shares means to sell, assign, distribute, grant an option in respect of, or otherwise (including via corporate reorganisations such as a merger, a de-merger, a partial merger or de-merger, a liquidation, or a transfer or contribution of a branch of activity or of a universality) dispose of or create any Rights on such Certificates, Shares, shares or Rights, whether voluntarily or involuntarily or with or without consideration, it being understood and agreed that the word “Transfer” (i) relates exclusively to direct Transfers, except only for any indirect Transfer as specified in Sections 5.01 (b) and (c) and 5.02 (b) and (c), and (ii) does not refer to the granting and/or enforcement of Pledges which are subject to specific provisions contained in this Agreement.

PART II – GOVERNANCE AND VOTING RELATED PROVISIONS

ARTICLE III – GOVERNANCE AND MANAGEMENT OF THE AK AND THE COMPANY

SECTION 3.01. Number of directors.

Subject to any limitation provided by any applicable law, the number of directors constituting the Boards shall be fixed from time to time by each respective Board or by the Holders of Certificates or by a general meeting of shareholders of the Company, as applicable, in accordance with their respective rules, including the By-Laws, the Conditions of Administration, the by-laws of the Company and the governance rules or applicable law, provided that, unless the Holders otherwise agree, and save in case of temporary vacancies, the number of members constituting the AK Board shall be eight (8) and the number of members constituting the Company Board shall not be less than eleven (11) nor more than fourteen (14).

SECTION 3.02. Nomination and Appointment of directors.

The composition of each Board shall be determined in accordance with the following provisions:

(a) The eight (8) members of the AK Board shall consist of four (4) Class A Directors and four (4) Class B Directors.

Their mandate shall be for a term of four (4) years, unless otherwise agreed between the Class A Directors and the Class B Directors.

(b) The members of the Company Board shall be appointed by the general meeting of shareholders of the Company upon proposal of the AK. Of the members of the Company Board proposed by the AK, four (4) members shall be nominated exclusively by the Class A Holders, four (4) members shall be nominated exclusively by the Class B Holders and from three (3) to six (6) independent members shall be nominated by the AK Board. Any AK Board member may also serve as a member of the Company Board.

SECTION 3.03. Election of the Company Board.

At each annual or extraordinary general meeting of shareholders of the Company called for the purpose, among other things, of electing directors of the Company, the AK and the Holders shall, as provided in Section 4.01, vote all of the Shares owned by them in favor of the election to the Company Board of the candidates proposed by the AK in accordance with Section 3.02 and against the election of the candidates proposed in opposition to such candidates.

SECTION 3.04. Removal and vacancies of directors.

Subject to any applicable law or governance rules, each director shall serve until his or her death, disability, resignation or removal. Subject to applicable law or governance rules, the AK and each Holder agree to vote at the general meeting of shareholders of the Company all the Shares owned by it in favor of the removal or suspension of a director of the Company if the Holder(s) who nominated such director recommend(s) his or her removal or suspension. Subject to applicable law or governance rules, each Holder(s) agree(s) to cause the directors of the AK nominated by such Holder(s) to vote in favor of the removal or suspension of a director of the AK if the Holder(s) who nominated such director recommend(s) his or her removal or suspension. If a vacancy occurs because of the death, disability, resignation or removal of a director, the Holder(s) who nominated the director shall nominate a successor candidate, and the relevant Board shall elect such successor candidate. Any such elected successor, in his or her capacity as a director, shall serve until the next general meeting of shareholders of the Company or the next meeting of the Holders assembly, as the case may be.

SECTION 3.05. Board meetings

(a) Telephonic Meetings. Any or all of the directors may participate in a meeting of any Board by means of telephone, videoconference or similar communications equipment by means of which all directors participating in the meeting can hear each other. Participation at a meeting by such means shall constitute presence in person at such meeting.

(b) Written Consents. Any action required or permitted to be taken at a meeting of any Board may be taken by unanimous written consent of all the directors to the extent permitted by applicable law.

(c) Quorum and Approval Requirements. At the AK Board, save as otherwise provided in this Agreement or in the Conditions of Administration, the presence in person or by proxy of at least seven (7) members shall be necessary to constitute a quorum, and the affirmative vote of a majority of the members present or represented, including at least two (2) Class A Directors and two (2) Class B Directors, shall be required to pass valid resolutions.

Save as otherwise provided in this Agreement or in the Conditions of Administration, in the event any meeting of the AK Board shall fail to reach a quorum as a result of the absence of the required number of members, the quorum requirement shall not apply to the second meeting and valid resolutions may be passed at such second meeting by the members then present. Any adjournment of a meeting of the AK Board shall be held no sooner than forty-eight (48) hours after the time set for the first meeting or previous adjournment.

When the proposed resolutions of the AK Board relate to (i) a modification of the By-Laws or of the Conditions of Administration, (ii) a Transfer or Pledge of Certificates or Pledge of certificated Shares which would result in a Class of Holders holding a number of certificated Shares and of Certificates corresponding to such certificated Shares which would be lower than the Minimum Number, (iii) any matter referred to in Sections 1.02(c) or (d) and/or (iv) the decision to decertify and recertify Shares for the purpose of Pledging Shares as provided in this Agreement and in the Conditions of Administration, such resolution, shall require the supermajority approval of eighty-five percent (85%) of all members of the AK Board.

When the proposed resolution relates to the decision to decertify and recertify Shares for the purpose of Pledging Shares, it shall be taken at the time of approval of the Pledge agreement(or of an amendment thereof) by the AK Board, subject to the supermajority approval provided above.

At the Company Board, the presence in person or by proxy of a majority of the members constituting the entire Board shall be necessary to constitute a quorum.

(d) Save in case of force majeure, the Class A Holders and Class B Holders agree to cause the respective members nominated by them to duly appoint a proxy to attend any meeting from which such members would be absent so that all members nominated by the Class A Holders and Class B Holders will be present in person or by proxy at all meetings of each Board.

SECTION 3.06. Charter Documents.

The AK and each Holder shall take or cause to be taken all lawful actions necessary to ensure at all times that the Conditions of Administration, the By-Laws, the by-laws of the Company and the respective governance rules of the AK and the Company are not at any time inconsistent with, and to the greatest extent possible under the applicable laws, that they give effect to, the provisions of this Agreement.

ARTICLE IV – VOTING PROVISIONS

SECTION 4.01. Company shareholders’ meetings.

The AK Board will meet prior to each shareholders’ meeting of the Company in order to determine the manner in which the Shares owned by the AK will be voted. One Class A Director and one Class B Director shall jointly represent the AK at each ordinary or extraordinary shareholders’ meeting of the Company. Such representatives of the AK shall jointly vote at the shareholders’ meetings of the Company in accordance with the decisions of the AK Board, the Conditions of Administration and the By-Laws. If any Ownership Matter or Key Operational Matter shall be considered at any ordinary or extraordinary shareholders’ meeting of the Company, the provisions of Sections 4.02 or 4.03 shall apply.

SECTION 4.02. Ownership Matters.

(a) The AK Board will meet prior to each shareholders’ meeting of the Company at which an Ownership Matter will be considered in order to determine the manner in which the Shares owned by the AK will be voted. If the AK Board takes action in accordance with Section 3.05 (c) on the manner in which the AK should vote with respect to any Ownership Matter, it will instruct its representatives to vote the AK’s Shares accordingly. If the AK Board cannot take action on the manner in which the AK should vote with respect to any Ownership Matter because of a tie vote (a

“Deadlock”), the AK shall instruct its representatives to vote the AK’s Shares against the approval of the Ownership Matter, it being understood and agreed that the representatives of Class A Holders and of Class B Holders shall use their best efforts to try to avoid the occurrence of Deadlock on a Ownership Matter and a resulting negative vote at the shareholders’ meeting of the Company. After the occurrence of a Deadlock on an Ownership Matter, the Holders shall endeavor to resolve the Deadlock within a period of 360 days (the “Cooling Off Period”) from the date of the shareholders’ meeting at which the Ownership Matter was presented for approval. Negotiations between the Holders shall be organized under the supervision of the Chairman of the Board of the Company.

(b) If a Deadlock on an Ownership Matter has not been resolved during the Cooling Off Period in accordance with Section 4.02(a), then, subject to Section 4.02(c), the Holder(s) that wished to approve the Ownership Matter that resulted in the Deadlock, together with the Holders of the same Class (together the “Proposing Holder”) may deliver to the Holder(s) of the other Class (together the “Dissenting Holder”) an offer (the “Buy/Sell Offer”) stating the price per Certificate (which must be payable entirely in cash or immediately available funds in accordance with Section 4.02(c) and which shall be adjusted for any share dividend, split-up, subdivision or combination of Certificates occurring after the date of the Buy/Sell Offer and prior to the consummation of the sale and purchase of the applicable Certificates) at which the Proposing Holder is willing either to (i) sell all, but not less than all, the Certificates held by the Proposing Holder to the Dissenting Holder or (ii) purchase (or to cause a nominee or nominees designated by it to purchase) from the Dissenting Holder all, but not less than all, the Certificates held by the Dissenting Holder. The Buy/Sell Offer shall be irrevocable for a period of ninety (90) days and shall preempt the right of the Dissenting Holder to make such an offer. Any Buy/Sell Offer must be supported by a valuation report of an internationally recognized investment bank based on a multi-criteria valuation methodology customary in the industry.

(c) Within sixty (60) days following receipt of the Buy/Sell Offer, the Dissenting Holder shall, by notice to the Proposing Holder, elect either to purchase (or to cause a nominee or nominees designated by the Dissenting Holder to purchase) all, but not less than all, the Certificates held by the Proposing Holder or to sell to the Proposing Holder (or to a nominee or nominees designated by the Proposing Holder) all, but not less than all, the Certificates held by the Dissenting Holder, in either case at the price set forth in the Buy/Sell Offer. In the event that the Dissenting Holder fails to make such election within such 60-day period, the Proposing Holder may then elect either to buy all, but not less than all, the Certificates held by the Dissenting Holder or to sell all, but not less than all, the Certificates held by the Proposing Holder to the Dissenting Holder at the price set forth in the Buy/Sell Offer. Any election by a Dissenting Holder or Proposing Holder in accordance with this Section 4.02(c) shall be deemed to constitute ‘acceptance’ of a Buy/Sell Offer. Once a Buy/Sell Offer is accepted, the Holders shall consummate such purchase or sale of the applicable Certificates as promptly as practicable, but in no case later than the end of the 90-day period referred to in Section 4.02(b). If the Dissenting Holder has elected to purchase the Certificates held by the Proposing Holder and fails to consummate such purchase for any reason within the period set forth in the preceding sentence, the Proposing Holder shall have the right to purchase all, but not less than all, the Certificates held by the Dissenting Holder at the price stipulated in the Buy/Sell Offer as soon as reasonably practicable. In connection with any sale and purchase pursuant to a Buy/Sell Offer, the selling Holder(s) shall enter into appropriate instruments and other documents conveying valid title to the relevant Certificates, free and clear of any Liens.

(d) The purchase price for the Certificates purchased pursuant to a Buy/Sell Offer shall be paid up to 20% at the completion of the transaction, with the balance payable in four (4) equal annual installments of 20%, each on the first four anniversaries of the date of completion of the transaction. The unpaid portion of the purchase price shall bear interest at a rate per annum equal to one-month LIBOR plus one per cent (1%) from the date of completion of the transaction until the date of payment.

(e) As security for the due payment of the unpaid balance of the portion of the purchase price and accrued interests, the purchasing Holder(s) shall have the Certificates purchased and the corresponding certificated Shares pledged in favor of the selling Holder(s). Sections 6.01(b) and 6.01(c) of this Agreement shall apply mutatis mutandis to the vesting of such a pledge.

(f) Notwithstanding the foregoing, a Holder that remains in default in any material respect in the performance or observance of the terms and conditions of this Agreement and/or the Conditions of Administration after a period of three (3) months following receipt of a written notification by another Holder requesting the Holder to cure such default, shall not be entitled to deliver a Buy/Sell Offer at any time.

(g) Notwithstanding anything to the contrary set out in this Agreement, in respect of Pledged Certificates, (i) the Pledging Party shall not be bound to sell the Pledged Certificates in accordance with this Section 4.02 unless such sale would be permitted under the terms of the Financing Arrangement pursuant to which the relevant Pledge has been created and (ii) none of the provisions set out in this Section 4.02 impose any obligation or limitation on the Pledge or affect the continued validity and effectiveness of the Pledge of the Pledged Certificates and/or Pledged Shares.

SECTION 4.03. Key Operational Matters.

The AK Board will meet prior to each shareholders’ meeting of the Company at which a Key Operational Matter will be considered in order to determine the manner in which the Shares owned by the AK will be voted. If the AK Board takes action in accordance with Section 3.05 (c) on the manner in which the AK should vote with respect to any Key Operational Matter, it will instruct its representatives to vote the AK’s Shares accordingly. If the AK Board cannot take action on the manner in which the AK should vote with respect to any Key Operational Matter because of a tie vote, then the Class A Directors or the Class B Directors shall have an alternating casting vote at the AK Board in accordance with Section 4.05 to resolve such Deadlock.

SECTION 4.04. Other Operational Matters.

Other Operational Matters will be decided by simple majority vote. If, prior to or during any meeting of the Company Board, it becomes obvious that the non-independent directors proposed by the AK are Deadlocked as to how to vote with respect to Other Operational Matters, then they will meet separately from the independent directors and endeavor to reach a consensus. If a consensus cannot be reached, then the Class A Directors or the Class B Directors shall have an alternating casting vote in accordance with Section 4.05 to resolve such Deadlock.

SECTION 4.05. Order of Alternating Casting Votes.

(a) In the event of any Deadlock with respect to a Key Operational Matter or Other Operational Matter, the Class A Directors and the Class B Directors shall have an alternating casting vote; provided, however, that, notwithstanding the foregoing, if any Holder remains in default in any material respect in the performance or observance of the terms and conditions of this Agreement and/or of the Conditions of Administration after a period of three (3) months following receipt of a written notification by another Holder requesting the Holder to cure such default, the directors appointed by the non-defaulting Holder shall have the exclusive right to cast the casting vote for a period of one (1) year after the date of such default.

(b) In the event of such an alternating casting vote, the first such casting vote shall be decided by a process of « Flip-the-coin » which shall be implemented by Aart Heering (notary in Amsterdam), or his successor, in the presence of Paul Quist (notary in Amsterdam), or his successor, and if they so wish any of the Class A Directors and the Class B Directors or their representatives, at the request of the most diligent party after the occurrence of a Deadlock.

(c) If notary Heering or his successor does not implement the process within a reasonable period of time after the request made by one of the parties, notary Quist or his successor shall be instructed with such implementation in the presence of notary Heering or his successor.

(d) If any notary fails to appear for any reason whatsoever at the « Flip-the-coin » process after being duly convened to this effect in writing, the other notary will be authorized to « Flip-the-coin » in the presence of any other notary from the Amsterdam jurisdiction member of another law firm.

SECTION 4.06. Shares directly held by EPS, EPS Participations, Rayvax and BRC or other Holders.

Each of EPS, EPS Participations, Rayvax, BRC or another Class A Holder or Class B Holder agrees that (i) each of them will attend each shareholders’ meeting of the Company with all of its Shares and that (ii) it shall vote with all its Shares in the same manner as the AK votes with its Shares.

Each Holder shall also use its best efforts (“obligation de moyen”) so that its Permitted Transferees who directly own Shares and who have decided to attend a shareholders’ meeting of the Company, vote with all their Shares registered at such meeting, in the same manner as the AK votes with its Shares.

PART III – OWNERSHIP RELATED PROVISIONS

ARTICLE V – TRANSFER RESTRICTIONS RELATING TO CERTIFICATES AND SHARES

SECTION 5.01. Transfer restrictions relating to Class A Certificates.

(a) EPS Participations and any other Class A Holder shall be entitled to directly Transfer any Class A Certificates to any Person, solely in accordance with the following provisions:

(i) EPS Participations may Transfer all but not less than all of its Class A Certificates to a holding company that is directly or indirectly owned solely by Permitted Transferees (such holding company becoming as a result of such Transfer a “Permitted Successor”), it being understood and agreed that:

•	any Permitted Successor may subsequently directly Transfer all but not less than all of its Class A Certificates to another holding company that is directly or indirectly owned solely by Permitted Transferees (such holding company becoming as a result of such Transfer a Permitted Successor);

•	such transferor of Class A Certificates shall remain jointly and severally liable with the Permitted Successor with respect to any obligations arising out of this Agreement and the Conditions of Administration;

•	prior or upon consummation of a Transfer in accordance with this Section 5.01.(a)(i), any Permitted Successor must become a party to this Agreement by executing a signature page thereto or other instrument of joinder. By the execution of such signature page or other instrument of joinder, the Permitted Successor shall benefit from all rights and be bound by, and comply with, all obligations applicable to EPS, EPS Participations and/or any Permitted Successor of EPS or EPS Participations under this Agreement;

•	a Transfer to a Permitted Successor as provided above must consist in the Transfer of the full ownership of all Class A Certificates and therefore may not be limited to partial Transfers, such as a Transfer of Rights (e.g. economic rights) on such Certificates;

(ii) if and as long as EPS, EPS Participations or another Class A Holder directly holds a number of Class A Certificates higher than the Minimum Interest, EPS, EPS Participations or that other Class A Holder may Transfer any or all Class A Certificates in excess of such Minimum Interest to (A) EPS, EPS Participations or another Class A Holder, (B) a Founder, a Founders’ Affiliate or a Permitted Transferee, or (C) BRC or a Class B Holder, it being understood and agreed that any such Founder, Founders’ Affiliate or Permitted Transferee of Class A Certificates must become a party to this Agreement by executing a signature page thereto or other instrument of joinder prior to or upon the consummation of such Transfer. By the execution of such signature page or other instrument of joinder, the Founder, Founders’ Affiliate or Permitted Transferee will become a Class A Holder and shall benefit from all rights and be bound by, and comply with, all obligations applicable to EPS, EPS Participations and/or any Class A Holder under this Agreement;

(iii) in accordance with Article VI below, EPS, EPS Participations and any other Class A Holder may exchange any Class A Certificates against certificated Shares in order to vest a Pledge on such Shares subject to such Pledged Shares being subsequently re-certificated;

(b) EPS shall cause any Person holding directly or indirectly shares or Rights in EPS and/or EPS Participations not to Transfer any such shares or Rights to any Person other than EPS, EPS Participations, another Class A Holder, a Permitted Transferee, a Member, a Founder or a Founders’ Affiliate (provided that for the purpose of this sub-section (b), the shares or Rights held directly or indirectly in all such other Class A Holder, Permitted Transferees, Founders’ Affiliates or Members by Persons who are not Founders or Founders’ Affiliates shall not exceed the threshold of 24.99% as defined below), BRC or a Class B Holder.

As a result and notwithstanding any other provision in this Agreement or in the Conditions of Administration, up to 24.99% of shares or Rights held directly or indirectly in EPS and/or EPS Participations may be freely Transferred to any Person, it being however understood and agreed, for the sake of clarity, that the threshold of 24.99% as referred to in this sub-section (b) shall apply both (i) directly, i.e. at the level of each Class A Holder, Permitted Transferee or Founders’ Affiliate holding directly or indirectly shares or Rights in EPS and/or EPS Participations and (ii) indirectly, i.e. on an aggregate basis so that the total of any direct and/or indirect holding in EPS and/or EPS Participations by Persons other than a Class A Holder, a Permitted Transferee, a Founder or a Founders’ Affiliate, may not economically (i.e. “en transparence”) exceed such 24.99% threshold.

(c) For the avoidance of doubt, it is understood and agreed that this Agreement and the Conditions of Administration do not apply to any direct or indirect Transfer of any shares or Rights in any Permitted Transferee and/or in any Founders’ Affiliate which do(es) not hold directly or indirectly any share or Right in EPS, EPS Participations or in another Class A Holder, so that the shares or Rights in any such Permitted Transferee and/or Founders’ Affiliate may at all times be Transferred to any Person (without any limitation).

SECTION 5.02. Transfer restrictions relating to Class B Certificates.

(a) BRC and any other Class B Holder shall be entitled to directly Transfer any Class B Certificates to any Person, solely in accordance with the following provisions:

(i) BRC may Transfer all but not less than all of its Class B Certificates to a holding company that is directly or indirectly owned solely by Permitted Transferees (such holding company becoming as a result of such Transfer a “Permitted Successor”), it being understood and agreed that:

•	any Permitted Successor may subsequently directly Transfer all but not less than all of its Class B Certificates to another holding company that is directly or indirectly owned solely by Permitted Transferees (such holding company becoming as a result of such Transfer a Permitted Successor);

•	such transferor of Class B Certificates shall remain jointly and severally liable with the Permitted Successor with respect to any obligations arising out of this Agreement and the Conditions of Administration;

•	prior or upon consummation of a Transfer in accordance with this Section 5.02.(a)(i), any Permitted Successor must become a party to this Agreement by executing a signature page thereto or other instrument of joinder. By the execution of such signature page or other instrument of joinder, the Permitted Successor shall benefit from all rights and be bound by, and comply with, all obligations applicable to BRC and/or any Permitted Successor of BRC under this Agreement;

•	a Transfer to a Permitted Successor as provided above must consist in the Transfer of the full ownership of all Class B Certificates and therefore may not be limited to partial Transfers, such as a Transfer of Rights (e.g. economic rights) on such Certificates;

(ii) if and as long as BRC or another Class B Holder directly holds a number of Class B Certificates higher than the Minimum Interest, BRC or that other Class B Holder may Transfer any or all Class B Certificates in excess of such Minimum Interest to (A) BRC or another Class B Holder, (B) a Founder, a Founders’ Affiliate or a Permitted Transferee, or (C) EPS or a Class A Holder, it being understood and agreed that any such Founder, Founders’ Affiliate or Permitted Transferee of Class B Certificates must become a party to this Agreement by executing a signature page thereto or other instrument of joinder prior to or upon the consummation of such Transfer. By the execution of such signature page or other instrument of joinder, the Founder, Founders’ Affiliate or Permitted Transferee will become a Class B Holder and shall benefit from all rights and be bound by, and comply with, all obligations applicable to BRC and/or any Class B Holder under this Agreement;

(iii) in accordance with Article VI below, BRC and any other Class B Holder may exchange any Class B Certificates against certificated Shares in order to vest a Pledge on such Shares subject to such Pledged Shares being subsequently re-certificated;

(b) BRC shall cause any Person holding directly or indirectly shares or Rights in BRC not to Transfer any such shares or Rights to any Person other than BRC, another Class B Holder, a Permitted Transferee, a Member, a Founder or a Founders’ Affiliate (provided that for the purpose of this sub-section (b), the shares or Rights held directly or indirectly in all such other Class B Holder, Permitted Transferees, Founders’ Affiliates or Members by Persons who are not Founders or Founders’ Affiliates shall not exceed the threshold of 24.99% as defined below), EPS or a Class A Holder.

As a result and notwithstanding any other provision in this Agreement or in the Conditions of Administration, up to 24.99% of shares or Rights held directly or indirectly in BRC may be freely Transferred to any Person, it being however understood and agreed, for the sake of clarity, that the threshold of 24.99% as referred to in this sub-section (b) shall apply both (i) directly, i.e. at the level of each Class B Holder, Permitted Transferee or Founders’ Affiliate holding directly or indirectly shares or Rights in BRC and (ii) indirectly, i.e. on an aggregate basis so that the total of any direct and/or indirect holding in BRC by Persons other than a Class B Holder, a Permitted Transferee, a Founder or a Founders’ Affiliate may not economically (i.e. “en transparence”) exceed such 24.99% threshold.

(c) For the avoidance of doubt, it is understood and agreed that this Agreement and the Conditions of Administration do not apply to any direct or indirect Transfer of any shares or Rights in any Permitted Transferee and/or in any Founders’ Affiliate which do(es) not hold directly or indirectly any share or Right in BRC or in another Class B Holder, so that the shares or Rights in any such Permitted Transferee and/or Founders’ Affiliate may at all times be Transferred to any Person (without any limitation).

SECTION 5.03. Procedures Relating to the Transfer of Certificates.

No direct Transfer of Certificates permitted pursuant to Article V shall be valid unless the transferring Holder provides written notice to the AK Board at least ten (10) business days in advance of the proposed date of Transfer specifying (i) the number of Certificates to be Transferred and (ii) the name and address of the transferee.

Any such written notice delivered by a transferring Holder shall be deemed to constitute a representation by such transferring Holder that the transferee (if other than BRC, EPS, EPS Participations or another Holder) is a Permitted Transferee. The AK Board may, in its reasonable discretion, request that such transferring Holder provides evidence reasonably satisfactory to the AK Board in support of such representation.

The transferring Holder shall promptly notify the AK Board in writing if the proposed Transfer does not take place.

This Section 5.03 shall not apply to a Pledge of Certificates (including an enforcement thereof), without prejudice to Section 8.01.

SECTION 5.04. Sanction in case of violation of Article V.

Without prejudice to the additional sanction provided for under Section 5.09, any Transfer of Certificates that does not comply with the applicable formalities referred to in this Article V is null and void (and unenforceable as against the AK and the Holders).

However, such non-compliance may be cured if and when the non-complying transferor shall have duly complied with all conditions, formalities or requirements set forth in this Article V.

For the avoidance of any doubt, a Lender which benefits from a Pledge on Certificates and/or on certificated Shares shall not be subject to the Transfer restrictions provided in Sections 5.01 and 5.02 nor to Sections 5.03, 5.04 paragraphs 1 and 2 above, 5.06, 5.07 first sentence, 5.09 and 5.10.

SECTION 5.05. Free Transfers.

Notwithstanding any other provision in this Agreement or the Conditions of Administration but without prejudice to Sections 4.06 and 5.05 (second paragraph), neither this Agreement nor the Conditions of Administration shall apply to (i) any Share or Right in such a Share that is not or not any longer certificated in accordance with the Conditions of Administration or to (ii) any share or Right in any Person holding such a Share or Right without holding directly or indirectly (through EPS, EPS Participations, BRC or any other Holder) any certificated Share or Right in such certificated Share.

As a result, any such Share, share or Right can be Transferred or pledged at any time to any Person without any limitation, provided that in case of Transfers of Shares, any such Transfers are effected in an orderly manner of disposition that does not disrupt the market for the Shares and in accordance with any conditions established by the Company to this effect.

For the sake of clarity, it is also understood and agreed that any financing arrangement that is either (i) not secured or (ii) secured exclusively by any such Share, share or Right referred to in this Section 5.05 is not subject to the provisions of this Agreement and/or of the Conditions of Administration.

SECTION 5.06. Certificate Transfers.

In the event of any Transfer of a Certificate by a Holder of one Class to a Holder of the other Class in accordance with Sections 5.01 or 5.02, the Certificate to be Transferred shall be presented to the AK for cancellation and a Certificate in respect of such other Class shall be issued to the Transferee Holder in accordance with the Conditions of Administration.

SECTION 5.07. Stop Transfer. Legend.

The AK shall not register a direct Transfer or Pledge of any Certificates, unless the Transfer or Pledge is made in accordance with Sections 5.01, 5.02, 6.01 or 6.02.

The Certificate register of the AK shall include the following legend:

“THE CERTIFICATES REPRESENTED BY THIS REGISTRATION ARE SUBJECT TO RESTRICTIONS ON TRANSFER OR PLEDGE IN ACCORDANCE WITH THE TERMS OF THE NEW SHAREHOLDERS’ AGREEMENT DATED AS OF DECEMBER 18 2014 AND THE CONDITIONS OF ADMINISTRATION OF THE ISSUER AS THE SAME MAY BE AMENDED OR MODIFIED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER. NO

REGISTRATION OF TRANSFER OR PLEDGE OF SUCH CERTIFICATES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS SUCH RESTRICTIONS ARE COMPLIED WITH.”

SECTION 5.08. Restrictions on Acquisition of AmBev shares.

(a) EPS and EPS Participations shall not, and shall not permit any Member, Permitted Successor or Permitted Transferee of EPS or EPS Participations or any Affiliate thereof to, directly or indirectly, acquire any shares of capital stock of AmBev, or any Rights in respect of such shares of capital stock except for (i) any shares or Rights acquired or to be acquired pursuant to AmBev’s board or executive compensation plans and (ii) directors’ qualifying shares, in each case except with the prior written approval of the AK.

(b) BRC shall not, and shall not permit any Member, Permitted Transferee or Permitted Successor of BRC or any Affiliate thereof to, directly or indirectly, acquire any shares of capital stock of AmBev, or any Rights in respect of such shares of capital stock, except for (i) any shares or Rights held by any such Person as of March 2, 2004, (ii) any shares or Rights acquired or to be acquired pursuant to AmBev’s board or executive compensation plans and (iii) directors’ qualifying shares in each case, except with the prior written approval of the AK.

SECTION 5.09. Call Option.

(a) Should there be any violation by any Holder or Permitted Transferee of any Transfer restriction contained in Sections 5.01 or 5.02, each Holder of Certificates of the other Class shall have an irrevocable option to purchase all or any portion of the Offered Certificates (as defined hereinafter) from the non-complying Holder(s) (in the case of violation by a Holder) or from the Holder of the same Class as the non-complying Permitted Transferee (in the case of violations by a Permitted Transferee) (‘the Selling Holder(s)’), provided, however, that such option may not be exercised (i) on all or any portion of such Offered Certificates unless such non-complying Holder or Permitted Transferee, as the case may be, has failed to cure such violation within ninety (90) days, calculated from the time the notice of failure to comply is sent by the AK Board (at the request of one or more of its members) to such non-complying Holder or Permitted Transferee, as the case may be, or (ii) by any Holder if such Holder is itself in violation of such Transfer restrictions at such time.

(b) The option referred to under Section 5.09.(a) relates, as the case may be, to a number of Certificates (all such Certificates being the “Offered Certificates”) held by the Selling Holder(s), equal to the number of Certificates held by the Holder (in the case of violation by a Holder) or the pro rata number of Certificates indirectly held by such non-complying Permitted Transferee (in the case of violation by a Permitted Transferee) at the time of the violation of Sections 5.01 or 5.02, irrespective of the circumstances surrounding such non-compliance.

As an illustration of such rules, the following example may be given: should the Selling Holder hold 100 Certificates and be the non-compliant Holder, the option referred to under Section 5.09(a) shall relate to such 100 Certificates. Should the non-complying

Permitted Transferee indirectly hold a 33% equity or ownership interest in a Holder, in its capacity as direct or indirect owner of Certificates which are directly or indirectly owned by BRC or EPS, the option vis-à-vis the Selling Holder shall only relate to 33% of these 100 Certificates.

(c) The option price for each Offered Certificate shall be an amount equal to 80% of the average closing price for a Share on the principal stock exchange on which the Shares are then listed during the thirty (30) business days immediately preceding the last day of the ninety day period referred to above. Unless such violation has been cured in accordance with Section 5.09(a) by the end of such ninety day period with written documentary evidence, the AK Board shall send a notice to each relevant Holder specifying that such call option may be exercised on all or any portion of the Offered Certificates during the 30-day period beginning on the date on which such notice is deemed delivered in accordance with Section 9.06.

(d) In order to validly exercise such call option, the Holder(s) of the other Class must deliver to the AK Board, within the 30-day time period referred to above, written notice stating such Holder(s) intention to exercise such call option and specifying the number of Offered Certificates such Holder(s) intend(s) to purchase. Such notice shall be irrevocable. If several Holders validly exercise such option, the number of Offered Certificates available for purchase by each Holder shall be such Holder’s pro rata share of such number of Offered Certificates (based on the percentage obtained by dividing the number of Certificates held by such Holder at such time by the number of Certificates held by all Holders validly exercising such call option at such time and multiplied by 100).

(e) Within eight (8) days following the expiration of the 30-day time period referred to above, the AK Board shall notify the Holders as to the number of Offered Certificates that shall be allocated to any Holder for purchase in accordance with the immediately preceding paragraph. The Transfer of the Offered Certificates shall be deemed to have occurred on the date of such notices, and the AK Board shall ensure that all applicable Transfer formalities in respect of such Offered Certificates are completed as soon as practicable. The option price of the Offered Certificates shall be paid to the Selling Holder(s) as follows: 20% of this price shall be paid within fifteen (15) days following such Holder’s receipt of notice of the completion of the Transfer formalities with respect to such Offered Certificates, with the balance payable in four (4) equal annual installments of 20% each on the first four anniversaries of the date of the payment of the first installment. The unpaid portion of the purchase price shall bear interest at a rate per annum equal to one-month LIBOR plus 1% from the date on which the Holder(s) shall have received notice of the completion of the Transfer formalities with respect to such Offered Certificates.

SECTION 5.10. General Undertaking

Each Holder covenants and agrees that it shall not Transfer all or any of its Certificates except in accordance with Article V.

ARTICLE VI – PLEDGE OF CERTIFICATED SHARES AND/OR CORRESPONDING CERTIFICATES – RELATED PROVISIONS

SECTION 6.01. Pledge of certificated Shares and/or corresponding Certificates.

Each Holder may Pledge (i) any certificated Shares underlying its Class A or Class B Certificates and (ii) any Class A or Class B Certificates corresponding to Shares Pledged, pursuant to a Financing Arrangement, provided that at all times each Class of Holders shall hold a number of non-Pledged certificated Shares and of non-Pledged Certificates corresponding to such certificated Shares which is at least equal to the Minimum Number.

Any Pledge shall be subject to the following additional conditions:

(a) Each Holder deciding to Pledge (each, a “Pledging Party”) will use its reasonable best endeavors to ensure that any Financing Arrangement it enters into includes (i) a “right of first refusal” exercisable during any grace period or cure period provided for in such Financing Arrangement for the benefit of the Holders of the other Class of Certificates in respect of any Pledged Shares that would otherwise be subject to de-certification and/or Transfer to or on the order of a Lender upon the occurrence of an Event of Default under such Financing Arrangement and (ii) an obligation of the Lender to notify the AK and the Holders of the other Class of Certificates, in writing promptly if any Event of Default occurs under such Financing Arrangement.

(b) The granting of each Pledge shall occur as follows, subject to the conditions and limitations set forth in this Article VI:

(i) Upon the written request of (a) a Pledging Party or (b) a Lender in accordance with the terms and conditions of the relevant Financing Arrangement (whether in connection with a margin call or otherwise) and subject to the second paragraph of this Section 6.01 (b) (i), the Holders shall cause the AK to promptly de-certificate Shares underlying the Certificates so requested to be de-certificated and deliver such Shares to the relevant Pledging Party;

In case a Holder, after the date of this Agreement, enters into a Pledge agreement or into an amendment to any Pledge agreement or enters into a supplemental transfer agreement (including an amendment to a Pledge agreement or an amendment to a supplemental transfer agreement executed before the date of this Agreement), the de-certification mentioned in this Section 6.01 (b) (i) shall occur subject to the prior approval of such Pledge agreement or of such amendment by a decision of the AK Board at the supermajority approval of 85% of all AK Board members, it being understood that, for the purposes of this Section 6.01 (b) (i) second paragraph, a margin call in accordance with a Pledge agreement shall not be regarded as being an amendment to this Pledge agreement and that the entering into a supplemental transfer agreement as a result either of (i) an Event of Default (as provided in Section 7.02 hereunder) or (ii) a margin call in accordance with a Financing Arrangement or a Pledge agreement or an amendment to a Financing Arrangement or a Pledge agreement shall not be subject to the prior approval of the AK Board;

(ii) Each Pledging Party shall cause any Shares so de-certificated and Transferred to it to be promptly (i) Pledged to the relevant Lender in accordance with this Article VI and the relevant Financing Arrangement and (ii) subsequently Transferred to the AK for (re)certification in accordance with the Conditions of Administration following the execution of the relevant Pledge;

(iii) The Holders shall cause the AK to promptly (re)certificate any Shares so Transferred to it in accordance with the Conditions of Administration and issue new Class B Certificates to the relevant Class B Holder or new Class A Certificates to the relevant Class A Holder, as the case may be, with respect to such re-certificated Shares; and

(iv) If required under the relevant Financing Arrangement, each Pledging Party shall be entitled to Pledge the new Certificates issued to it pursuant to the recertification in accordance with clause (iii) above for the benefit of the relevant Lender in accordance with the terms and conditions of such Financing Arrangement.

Furthermore, notwithstanding any provision to the contrary in the Conditions of Administration and/or in the Agreement, the Pledged Certificates shall, upon enforcement of the Pledge following the occurrence of an Event of Default in accordance with any applicable Financing Arrangement and/or Pledge agreement, be freely transferable and exchangeable.

(c) Each Pledging Party agrees to ensure that the voting power and all economic rights (including, without limitation, dividend rights and preferential rights to subscribe to new Shares) with respect to any Shares Pledged by such Pledging Party remain with the AK (as far as the voting power is concerned) and the Pledging Party (as far as the economic rights are concerned) at all times prior to the occurrence of an Event of Default under the relevant Financing Arrangement.

(d) Each Pledging Party will use its reasonable efforts to obtain that any Financing Arrangement that it enters into with any Lender other than existing Lenders on the date of the Agreement includes a written consent not to become a Holder in the event it is granted a Pledge on Certificates, other than for the shortest time period required for the purpose of enforcing its rights as beneficiary of the Pledge prior to decertification.

(e) For the avoidance of doubt in respect of a Pledge over certificated Shares or Certificates, the validity and enforceability of any such Pledge vis-à-vis third parties (including any Lender) shall under no circumstances be affected by any conditions, provisions or obligations contained in the Conditions of Administration or in the Agreement, it being understood and agreed that this does not preclude any Party from making any claim towards the Pledging Party for any lack of compliance with this Article VI or any other provisions of this Agreement with respect to Pledges.

SECTION 6.02. Formalities and other rules.

For the avoidance of any doubt, (i) the AK shall register any Pledge of Certificates entered into in accordance with this Article VI in the register of Certificates of the AK and it shall credit any Shares that are Pledged in accordance with this Article VI on a separate securities account, (ii) the AK shall distribute any dividends or other distributions with respect to the Pledged Shares to the relevant Pledging Party in accordance with the Conditions of Administration, (iii) the de-certification, the vesting of a Pledge, the recertification as provided in Section 6.01 and/or the Transfer of Pledged Shares to or on the order of a Lender and the subsequent cancellation of corresponding Certificates as provided in Section 7.02 and any de-certification and Transfer of Shares as contemplated by Sections 7.01, 7.03 or 7.04, shall not constitute a breach of the Transfer restrictions for the purposes of Article V of this Agreement.

ARTICLE VII – DE-CERTIFICATION OF SHARES

In addition to Article 12 of the By-Laws, the de-certification of Shares and the corresponding exchange of Certificates for the Shares in respect of which such Certificates were issued are subject to the provisions of this Article VII.

SECTION 7.01. De-certifications in connection with prepayment or reimbursement of Financing Arrangements.

(a) Subject to the limitations set forth herein, each Holder shall be entitled to request, from time to time, the de-certification and Transfer to it of Shares underlying its respective Class A or Class B Certificates for the sole purpose of raising funds (whether by way of a sale of the Shares on the capital markets or otherwise) to voluntarily prepay or reimburse at maturity amounts under such Financing Arrangement(s), provided however that:

(i) no such de-certification of Shares shall be possible to the extent that the Class A Holders or the Class B Holders, as the case may be, at such time, hold, or would hold upon such de-certification, a number of non-Pledged certificated Shares and of non-Pledged Certificates representing less than the Minimum Number (except with the prior supermajority approval of the AK Board as provided in Section 1.02);

(ii) if it would appear that the number of Certificates so exchanged for Shares exceeds the number of Shares that was necessary to raise funds (whether by way of a sale of the Shares on the capital markets or otherwise) to voluntarily prepay or reimburse at maturity amounts under the Financing Arrangement(s) of Class A Holders or Class B Holders, such excess Shares must be immediately recertificated and shall thereafter be deemed never to have been de-certificated for the purposes of Section 7.01 (a) (iii); and

(iii) the right for each Holder to de-certify and Transfer to it Shares may be exercised in one or several installments with respect to Financing Arrangements, but solely up to an indebtedness amounting to an aggregate amount of EUR 1,500,000,000 (one point five billion euro) for all Class A Holders and for all Class B Holders and such de-certification right for the relevant Class Holders shall therefore expire after such

Class having reached such aggregate amount ; however, if further to a de-certification of Shares, the Class A Holders or the Class B Holders, as the case may be, recertify Shares in the same Class, the cap of EUR 1,500,000,000 (one point five billion euro) referred to above shall, for the purpose of this Section 7.01 (a) (iii), be increased by an amount equal to the total value of the re-certificated Shares as calculated on the basis of the average closing price for a Share on the principal stock exchange on which the Shares are then listed during the thirty (30) business days immediately preceding the date of recertification of such Shares.

Upon the written request of de-certification of Shares made by a Holder, the AK will promptly de-certificate such Shares, subject to the limitations set forth in the preceding paragraph and if applicable in Section 7.02 (d), and deliver such Shares to the relevant Holder(s).

The Parties hereby agree that the Transfer restrictions of Article V shall not be applicable and consequently that the relevant Holder(s) shall be entitled to Transfer such Shares to any Person for the purpose set forth in this Section 7.01 and that, subsequent to such Transfer by the relevant Holder(s) (other than a Transfer to a Permitted Transferee), such Shares shall cease to be subject to this Agreement.

(b) Any de-certification of Shares arising under Section 7.01.(a) shall not require any further approval, permission, resolution or notice period whatsoever from the AK and/or any other Holder and shall take place immediately with regard to the Shares that correspond to the Certificates, without prejudice to Sections 7.02 (d) and 8.01. Such Certificates shall immediately and automatically cease to exist.

SECTION 7.02. De-certification of Shares in case of Event of Default.

(a) Notwithstanding Section 7.01 above, upon the occurrence of an Event of Default under a Financing Arrangement, a Lender may, subject to the “right of first refusal” of the Holder(s) of the Class of Certificates that is the other Class than the Class of Certificates held by such Lender’s borrower,

(i) in the event Certificates are Pledged in accordance with Section 6.01, cause all or part of the Shares underlying the Pledged Certificates to be de-certificated automatically, following which the Certificates corresponding to such Shares will be automatically cancelled, and

(ii) cause the Shares which are Pledged in accordance with Section 6.01 to be Transferred to or on the order of such Lender in accordance with the provisions of such Financing Arrangement and of the Pledge agreement.

(b) Notwithstanding anything to the contrary in this Agreement, upon the enforcement of a Pledge, any de-certification of Shares arising under Section 7.02.(a) shall not require any further approval, permission, resolution or notice period whatsoever from the AK and/or any other Holder and shall take place immediately with regard to the Shares that correspond to the Certificates, without prejudice to Section 8.01. A number of Certificates equal to the number of Pledged Shares subject to enforcement shall be automatically exchanged for the corresponding Pledged Shares.

Such Certificates shall immediately and automatically cease to exist.

(c) The Parties hereby agree that the Transfer restrictions of Article V shall not be applicable and consequently that the relevant Lender(s) shall be entitled to Transfer such Shares to any Person for the purpose set forth in this Section 7.02 and that, subsequent to such Transfer by the relevant Lender(s), such Shares shall cease to be subject to this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, where an exchange of Certificates may be requested for Shares that are Pledged Shares, the Holder of the Certificate shall only be entitled to receive such Shares subject to such Pledge and on terms allowing for the uninterrupted continuation of such Pledge (which may require specific formalities for delivery of the Shares), unless the relevant Lender has agreed otherwise, and the Certificates so exchanged for Pledged Shares shall automatically cease to exist.

SECTION 7.03. De-certification in case of exercise of a Holder’s right of equalization.

(a) Upon a de-certification and Transfer of Shares in accordance with Sections 7.01 or 7.02 above by a Holder of a Class of Certificates, any Holder of the other Class of Certificates shall be entitled to request the de-certification and Transfer to it of a number of Shares underlying its respective Certificates, so that the total number of Certificates of its Class shall be equal to the total number held by the Holders of the first Class of Certificates after the de-certification and Transfer of Shares as provided in Sections 7.01. or 7.02.

This right of equalization may be exercised by the Holder(s) of the other Class of Certificates at any time and in one or several installments even if the Holders of this Class would thereafter hold less than the Minimum Number. Upon such request, the AK shall promptly de-certificate and deliver such Shares to the relevant Holder(s). Subsequent to such Transfer to the relevant Holder(s), such Shares shall cease to be subject to this Agreement, except as provided under Section 4.06. Such Certificates shall immediately and automatically cease to exist.

It is understood and agreed that such right of equalization only benefits to the Holder(s) of the other Class of Certificates and, if exercised, does not benefit again to the Holder(s) of the first Class of Certificates.

(b) Any de-certification of Shares arising under Section 7.03.(a) shall not require any further approval, permission, resolution or notice period whatsoever from the AK and/or any other Holder and shall take place immediately with regard to the Shares that correspond to the Certificates, without prejudice to Sections 7.02 (d) and 8.01. Such Certificates shall immediately and automatically cease to exist.

SECTION 7.04. De-certification of Shares and exchange of Certificates above the Minimum Interest.

Notwithstanding anything to the contrary in this Agreement or in the Conditions of Administration, a de-certification of Shares and the related exchange of Certificates for corresponding Shares requested by a Holder shall require no further approval, permission, resolution or notice period, but without prejudice to Sections 7.02 (d) and 8.01 and shall promptly be effected by the AK to the extent after such exchange, the Holders of each Class hold at least the Minimum Interest. Subsequent to such Transfer to the relevant Holder, such Shares shall cease to be subject to this Agreement, except as provided under Section 4.06. Such Certificates shall immediately and automatically cease to exist.

SECTION 7.05. Impact on governance.

A Party’s governance, management and voting rights set forth in this Agreement will not be affected by any Pledge, including, without limitation, (i) the de-certification and Transfer of Pledged Shares to or on the order of a Lender and subsequent cancellation of corresponding Certificates as contemplated by Section 7.02, (ii) the occurrence of an Event of Default under a Financing Arrangement, including a subsequent decrease in the number of Certificates owned by the Party in respect of which such Event of Default occurs or has occurred, and (iii) any de-certification and Transfer of Shares in accordance with Sections 7.01, 7.03 or 7.04.

SECTION 7.06. Absence of application of the Agreement.

For the avoidance of any doubt, (i) a Lender who acquires de-certificated Shares pursuant to Sections 7.01 or 7.02 in connection with a Financing Arrangement shall not become a Party to this Agreement, and (ii) Section 4.06 of this Agreement shall not apply to Shares acquired by such Lender.

PART IV – GENERAL PROVISIONS

ARTICLE VIII – ADDITIONAL COVENANTS

SECTION 8.01. Sharing of information.

Each Class A or B Holder agrees that it shall immediately inform in writing the other Parties (with a copy to their respective legal counsels) of each of the following events:

•	any drawing, prepayment or reimbursement under any Financing Arrangement entered into by any of EPS, EPS Participations, BRC or any other Class A or Class B Holder, provided a Pledge (in accordance with Section 6.01) is granted or a request for de-certification and Transfer of Shares held by the AK (in accordance with Section 7.01) is made in relation with such Financing Arrangement;

•	any Pledge of any Class A or Class B Certificates and/or of any certificated Shares underlying its Class A or Class B Certificates, as provided in Section 6.01;

•	any release of any Pledge over any Class A or Class B Certificates and/or of a Pledge over any certificated Shares underlying its Class A or Class B Certificates;

•	any occurrence of an Event of Default, in accordance with Section 7.02; and

•	any de-certification and Transfer to it of Shares underlying its respective Class A or Class B Certificates, as provided in Sections 7.01 to 7.04.

Prior to entering into a Financing Arrangement, the relevant Holder shall provide to the Holders of the other Class a copy of all provisions of the draft Financing Agreement in agreed form (i) referred to under Sections 6.01 (a) and (d) (“right of first refusal”, obligation of notification in case of an Event of Default and consent, if any, of the Lender not to become a Holder), and (ii) relating to any Pledge, including those covering margin calls.

SECTION 8.02. Yearly notification by EPS.

EPS undertakes to notify a confirmation letter to BRC, by 31 December of each year, stating that to the best of its knowledge and after having made reasonable enquiries, the 24.99% threshold as referred to in Section 5.01.(b) has not been exceeded. by any Person or Persons other than EPS, EPS Participations, a Class A Holder, a Permitted Transferee, a Founder or a Founders’ Affiliate.

SECTION 8.03. Information Rights.

Each director of the Company shall be entitled to receive as promptly as practicable after such information is available (i) quarterly consolidated unaudited financial statements and reports of the Company and its subsidiaries, (ii) consolidated annual audited financial statements and reports of the Company and its subsidiaries, and (iii) such other information relating to the business, affairs, prospects or condition (financial or otherwise) of the Company and its subsidiaries as is available to the Company that such director may reasonably request.

SECTION 8.04. Joint and several rights and obligations.

EPS Participations shall benefit from any and all of the rights of EPS under this Agreement and be bound by any and all of the obligations of EPS, and both EPS Participations and EPS shall be jointly and severally liable under this Agreement, it being however understood and agreed that the holding of the Minimum Interest may not be split between EPS and EPS Participations, save if otherwise agreed upon in writing between Parties.

ARTICLE IX – GENERAL PROVISIONS

SECTION 9.01. Term; Termination.

The Agreement shall remain in effect for an initial term until August 27, 2024 and shall thereafter be automatically renewed for successive renewal terms of ten (10) years each unless, not later than two (2) years prior to the expiration of the initial or any renewal term, either Party notifies the other in writing of its election to terminate the Agreement. In the event of any such election to terminate, the Agreement shall terminate upon the expiration of the then current term.

SECTION 9.02. Specific Performance.

The Parties agree that the obligations imposed on them in the Agreement are special, unique and of an extraordinary character, and that in the event of breach by any Party damages would not be an adequate remedy, and each of the other Parties shall be entitled to specific performance and injunctive relief in addition to any damages or any other remedy to which it may be entitled.

SECTION 9.03. Assignment.

The Agreement and the rights and obligations hereunder shall not be assignable by any Party (including by operation of law in connection with a merger or consolidation of such Party), except to a Permitted Successor as provided in Sections 5.01(a) and 5.02(a) without the prior written consent of the other Parties hereto. Any attempted assignment in violation of this Section 9.03 shall be void.

SECTION 9.04. Amendment.

This Agreement may only be amended by a written document duly executed by all Parties hereto. Moreover, if the amendment relates to any of the provisions of Sections 3.05 (c), 5.01, 5.02, 5.03 or 5.04, Article VI or Sections 7.01 and 7.02 or to the definitions referred to in the aforementioned provisions, the Agreement shall only be amended if and to the extent that the Conditions of Administration are amended simultaneously and accordingly.

SECTION 9.05. No Third-Party Beneficiaries.

The Agreement is for the sole benefit of the Parties hereto and their permitted assignees and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such assignees, any rights of any kind (including any third party stipulation/“stipulation pour autrui”).

SECTION 9.06. Notices.

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by fax or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or fax, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

(i)	if to the AK,

Stichting Administratie Kantoor Anheuser-Busch InBev

De Boelelaan 7, 1083 HK Amsterdam, the Netherlands

Attention: The Board

with a concurrent copy to:

Alter Domus Nederland B.V. (attention: Mr Ki Brands)

at De Boelelaan 7, 1083 HK Amsterdam, the Netherlands

(ii)	if to EPS and/or to EPS Participations,

EPS SA / EPS Participations

Route de Longwy, 488, L-1940, Luxembourg

Attention: The Board

with a concurrent copy to:

Alter Domus

5, rue Guillaume Kroll – BP 2501, L – 1025 Luxembourg

Attention. Gérard Becquer and David Maréchal

Simont Braun

Avenue Louise, 149 à 1050 – Brussels

Attention: Paul Alain Foriers and Sandrine Hirsch

(iii)	if to BRC,

BRC S.à R.L.

3 Boulevard Royal, L-2449, Luxembourg

Attention: Jorge Paulo Lemann, Carlos Alberto da Veiga Sicupira and Marcel Herrmann Telles

with a concurrent copy to:

Stibbe

Loksumstraat 25

B-1000 Brussels

Belgium

Attention: Marc Fyon and Jan Bogaert

(iv)	if to Rayvax,

Rayvax SA

19, Square Vergote

1200 Brussels

Attention: The Board

SECTION 9.07. Interpretation; Schedules; Certain Definitions.

The headings contained in the Agreement or in any Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of the Agreement. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in the Agreement. When a reference is made in the Agreement to an Article, Section, or Schedule, such reference shall be to an Article, a Section of, or a Schedule to, the Agreement unless otherwise indicated.

SECTION 9.08. Counterparts.

The Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. An executed counterpart of this Agreement delivered by fax shall be deemed to be an original and shall be as effective for all purposes as delivery of a manually executed counterpart.

SECTION 9.09. Severability.

If any provision of the Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances. In such case, the Parties shall negotiate in good faith in order to replace such term or provision by another term or provision with a similar legal and economic effect, to the extent permitted by applicable law. Also, should any new legal or regulatory provision, or any case-laws development render this Agreement invalid, illegal or unenforceable in any respect, the Parties shall negotiate in good faith in order to replace such term or provision by another term or provision with a similar legal and economic effect, to the extent permitted by applicable law.

SECTION 9.10. Arbitration.

(a) All disputes arising out of or in connection with the Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(b) The number of arbitrators shall be three (3), one (1) appointed by the plaintiff Party or Parties, one (1) by the respondent Party or Parties and a chairman appointed jointly by the first two arbitrators. In the event that, in multiple Party proceedings, the plaintiff Parties or the respondent Parties are not able to reach consensus on the appointment of their arbitrator, such (and only such) arbitrator shall be appointed by the International Chamber of Commerce.

(c) Any Party to the dispute submitted to arbitration in connection with this Agreement may assert a counterclaim or cross-claim against any other Party to the dispute based on any breach of the Agreement. Any Party to the dispute shall have access to all documents filed by any other Party.

(d) The Parties agree that the ICC Court of Arbitration shall fix separate advances on costs in respect of each claim, counterclaim or cross-claim.

(e) The Parties agree that unless a dispute raises issues which are not connected with this Agreement and/or the Conditions of Administration, the whole dispute shall be finally settled in one single arbitration proceeding before the same arbitral tribunal.

(f) The place of arbitration shall be Paris, France. The language of the arbitration shall be English.

(g) The arbitrators will have no authority to award punitive damages or any other damages not measured by the prevailing Party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

(h) Any Party may make an application to the arbitrators seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. Any Party may apply to any court having jurisdiction hereof to seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

SECTION 9.11. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of Belgium.

SECTION 9.12. Consideration of Further Amendment.

BRC (i) acknowledges that EPS and EPS Participations have requested a further change to Section 5.01(a) (i) to permit Transfers of portions of the Class A Certificates to Members and Permitted Transferees and (ii) agrees, without making any commitment to implement such change, to explore with EPS whether such proposed change can be implemented while respecting the Parties’ current obligations and commitments.

SECTION 9.13. Entire Agreement.

This Agreement contains the entire agreement between the Parties with respect to its subject matter. It replaces and annuls, with effect as from the date hereof, all prior agreements entered into between the Parties relating to the same subject matter (including the Amended and Restated Shareholders’ Agreement dated September 9, 2009 and the Amended and Restated Agreement dated August 1, 2012 but excluding, for the avoidance of doubt, the Conditions of Administration, the By-Laws and the by-laws of the Company).

[the remainder of this page is intentionally left blank]

Done in Luxembourg, on December 18, 2014 in five (5) originals. Each of the Parties acknowledges having received its own original.

STICHTING ANHEUSER-BUSCH INBEV,

By Paul Cornet
Class A Director

/s/ Paul Cornet

By
Class B Director

/s/ Roberto Moses Thompson Motta

EUGÉNIE PATRI SÉBASTIEN SA,

By Frédéric de Mevius
Director

/s/ Frédéric de Mevius

By Paul Cornet
Director

/s/ Paul Cornet

By Alexandre Van Damme
Director

/s/ Alexandre Van Damme

EPS PARTICIPATIONS S.à R.L,

By Frédéric de Mevius
Director

/s/ Frédéric de Mevius

By Paul Cornet
Director

/s/ Paul Cornet

By Alexandre Van Damme
Director

/s/ Alexandre Van Damme

BRC S.à R.L.,

By
Director

/s/ Alexandre Behring

By
Director

/s/ Marcel Herrmann Telles

RAYVAX SOCIÉTÉ D’INVESTISSEMENTS SA,

By Arnoud de Pret
Director

/s/ Arnoud de Pret

By Paul Cornet
Director

/s/ Paul Cornet